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                                                                    Exhibit 99.3


                          SEMINIS VEGETABLE SEEDS, INC.


                          LETTER TO REGISTERED HOLDERS
                                       FOR
                            OFFER FOR ALL OUTSTANDING
             $190,000,000 10 1/4% SENIOR SUBORDINATED NOTES DUE 2013
                          ISSUED ON SEPTEMBER 29, 2003
                                 IN EXCHANGE FOR
                                   REGISTERED
             $190,000,000 10 1/4% SENIOR SUBORDINATED NOTES DUE 2013


THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON _________, 2004 (THE "EXPIRATION DATE") UNLESS THE EXCHANGE OFFER IS EXTENDED, IN WHICH CASE THE TERM "EXPIRATION DATE" SHALL MEAN THE LATEST TIME AND DATE TO WHICH THE EXCHANGE OFFER IS EXTENDED. TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To Registered Holders:


      We are enclosing herewith the material listed below relating to the offer (the "Exchange Offer") by Seminis Vegetable Seeds, Inc. (the "Company") Seminis, Inc. (the "Parent"), Petoseed International, Inc. ("Petoseed"), PGI Alfalfa, Inc. ("PGI") and Baxter Seed Co., Inc. ("Baxter", together with the Parent, Petoseed and PGI, the "Guarantors") to exchange up to $190,000,000 aggregate principal amount of their 10 1/4% Senior Subordinated Notes due 2013 and related guarantees, which have been registered under the Securities Act of 1933, as amended (the "Securities Act") (the "New Notes"), for $190,000,000 aggregate principal amount of its outstanding unregistered 10 1/4% Senior Subordinated Notes due 2013 issued on September 29, 2003 and related guarantees (the "Outstanding Notes"), upon the terms and subject to the conditions set forth in the Prospectus dated ___________, 2004 and the related Letter of Transmittal.


      Enclosed herewith are copies of the following documents:

      1.    Prospectus dated _____________, 2004;

      2.    Letter of Transmittal;

      3.    Notice of Guaranteed Delivery;

      4.    Instruction to Registered Holder from Beneficial Owner;

      5. Letter to Clients, which may be sent to your clients for whose account you hold Outstanding Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client's instruction with regard to the Exchange Offer; and
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      6.    Letter to Depository Trust Company Participants for Offer for All
            Outstanding Notes for the New Notes.

      We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on _________, 2004, unless extended by the Company.

      The Exchange Offer is not conditioned upon any minimum number of Outstanding Notes being tendered.

      Pursuant to the Letter of Transmittal, each holder of Outstanding Notes (a "Holder") will represent to the Company and the Guarantors that (i) the New Notes to be acquired pursuant to the Exchange Offer will be acquired in the ordinary course of business of the person acquiring the New Notes, whether or not such person is the Holder, (ii) neither the Holder nor any person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer (if not a broker-dealer referred to in the last sentence of this paragraph) is engaging or intends to engage in the distribution of the New Notes and none of them have any arrangement or understanding with any person to participate in the distribution of the New Notes, (iii) the Holder and each person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer acknowledge and agree that any person participating in the Exchange Offer for the purpose of distributing the New Notes (x) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and (y) cannot rely on the position of the staff of the Securities and Exchange Commission (the "Commission") set forth in Morgan Stanley and Co., Inc. no-action letter (available June 5, 1991) or the Exxon Capital Holdings Corporation no-action letter (available May 13, 1988) or similar letters, (iv) the Holder and each person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer understand that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K of the Commission and (v) neither the Holder nor any person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer is an "affiliate" of the Company, as defined under Rule 405 under the Securities Act. If the Holder is a broker-dealer that will receive New Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market making or other trading activities, it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes received in respect of such Outstanding Notes pursuant to the Exchange Offer; however, by so acknowledging and by delivering a prospectus, the Holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

      The enclosed Instruction to Registered Holder from Beneficial Owner contains an authorization by beneficial owner of Outstanding Notes held by you to make the foregoing representations and warranties on behalf of such beneficial owner.

      The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent for the Exchange Offer) in connection with the
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solicitation of tenders of Outstanding Notes pursuant to the Exchange Offer. The
Company will pay all transfer taxes, if any, applicable to the exchange of Outstanding Notes pursuant to the Exchange Offer, on the transfer of Outstanding Notes to it, except as otherwise provided in Instruction 7 of the enclosed
Letter of Transmittal.

      Any inquiries you may have relating to the Exchange Offer and additional copies of the enclosed materials may be obtained from the Exchange Agent at:

      Wells Fargo Bank, National Association
      MAC E2818-176
      17th Floor
      707 Wilshire Blvd.
      Los Angeles, CA  90017
      Attention:  Corporate Trust Administration
      By Facsimile: (213) 614-3355
      By Telephone: (213) 614-3349


                                          Very truly yours,


                                          SEMINIS VEGETABLE SEEDS, INC.


NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF EITHER OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED HEREIN.